Exhibit 99.2

Excerpt of certain comments made by John Brock in a video message to the Company’s employees from John Brock and Hubert Patricot on October 29, 2015:

Thanks Hubert. I want to second your comments on innovation. These efforts will continue to create shareowner value at CCE, and even more so when we merge our territories with the Iberian and German bottlers. Once combined, CCEP will build on each bottler’s capabilities, driving new efficiencies and leveraging best practices for marketplace execution. Our increased scale will make the company an even more effective commercial partner at every level, and we expect to begin capturing these opportunities after the close of the transaction in Q2 of next year.